EXHIBIT 11


                          NORTHWEST NATURAL GAS COMPANY
                 Statement re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)


                                             Three Months Ended   Six Months Ended
                                                  June 30,            June 30,
                                             ------------------  ------------------
                                               2001      2000      2001     2000
                                             ------------------  ------------------
Earnings Applicable to Common Stock          $  4,261  $  1,841  $ 29,560  $ 32,881

  Debenture Interest Less Taxes                    92       100       188       201
                                             --------  --------  --------  --------

Net Income Available for Diluted Common
  Stock                                      $  4,353  $  1,941  $ 29,748  $ 33,082
                                             ========  ========  ========  ========

Average Common Shares Outstanding              25,103    25,195    25,155    25,162

  Stock Options                                    31         9        34         3
  Convertible Debentures                          427       456       427       456
                                             --------  --------  --------  --------

Diluted Common Shares                          25,561    25,660    25,616    25,621
                                             ========  ========  ========  ========

Diluted Earnings per Share of Common Stock   $   0.17  $   0.07  $   1.16  $   1.29
                                             ========  ========  ========  ========